Exhibit 99.1

500 Frank W. Burr Blvd. Floor 7
Teaneck, NJ 07666

FOR IMMEDIATE RELEASE

COGNIZANT COMPLETES THE ACQUISITION OF MARKETRX

Teaneck, NJ – November 16, 2007 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of global IT and business process outsourcing services, today announced that it has completed the acquisition of NJ-based marketRx, Inc., a leading provider of analytics and related software services to global Life Sciences companies in the pharmaceutical, biotechnology and medical devices segments.

About marketRx

With over 430 employees in the U.S., India and Europe, marketRx enables customers at global pharmaceutical and biotechnology companies to improve the effectiveness of their sales and marketing operations. Sequoia-backed marketRx has received many notable industry recognitions since its inception in 2000 including Deloitte’s fastest growing technology companies in North America for two consecutive years (2005 and 2006), PwC & Entrepreneur Magazine’s ‘Hot 100’ fastest growing companies in the U.S. (2005), Inc.500’s “Fastest Growing 500 companies” (2005) and SiliconIndia Magazine’s “si100 list of Top 100 technology companies formed in the U.S. by people of Indian origin”.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting and business process outsourcing services. Cognizant’s single-minded passion is to dedicate our global technology and innovation know-how, our industry expertise and worldwide resources to working together with clients to make their businesses stronger. With more than 35 global delivery centers and over 51,000 employees, we combine a unique onsite/offshore delivery model infused by a distinct culture of customer satisfaction. A member of the NASDAQ-100 Index and S&P 500 Index, Cognizant is a Forbes Global 2000 company and is ranked among the top information technology companies in BusinessWeek’s Info Tech 100, Hot Growth and Top 50 Performers listings. Visit us online at www.cognizant.com.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Kirsten Paragona

Director, Cognizant Corporate Media Relations

978-356-3342

Kirsten.paragona@cognizant.com

Investors: Scot Hoffman

Financial Dynamics

212-850-5617

scot.hoffman@fd.com